Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
SECOND QUARTER RESULTS FOR 2020

ATLANTA, Georgia, August 11, 2020 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the three month period ended June 30, 2020 of $6.5 million, or $0.30 per diluted share, as compared to net loss of $4.4 million, or $0.22 per diluted share, for the comparable period in 2019.  For the six month period ended June 30, 2020, the Company reported net loss of $1.6 million, or $0.09 per diluted share, as compared to net loss of $0.3 million, or $0.02 per diluted share, for the comparable period in 2019.  The increase in net income during the second quarter of 2020 was primarily due to a $7.3 million decrease in total benefits and expenses coupled with an increase in unrealized gains on equity securities of $6.7 million for the second quarter of 2020 as compared to the second quarter of 2019.  The net loss for the six month period ended June 30, 2020 was primarily due to $7.1 million of net unrealized losses on equity securities during the six month period ended June 30, 2020 as compared to $1.2 million of unrealized gains on equity securities during the comparable period in 2019.  Changes in unrealized gains and losses on equity securities for the applicable periods are primarily the result of fluctuations in the market values of the Company’s equity investments.

Excluding the effects of realized or unrealized gains or losses and taxes, operating income (as defined below) increased $7.8 million in the three month period ended June 30, 2020 from the three month period ended June 30, 2019.  For the six month period ended June 30, 2020, operating income increased $8.4 million over the comparable period in 2019.  The increase in operating income was primarily due to favorable loss experience in the Company’s life and health operations, resulting from a significant decrease in the number of incurred claims within the Medicare supplement line of business.  This decrease in the number of incurred claims was primarily attributable to the Company’s individual policy holders being subject to varying degrees of shelter in place orders instituted throughout the United States during the second quarter of 2020 as a result of COVID-19.

Commenting on the results, Hilton H. Howell, Jr., chairman, president and chief executive officer, stated, “I am delighted with the performance of each of our operating segments and proud to report the return to operating income for the year.  Our BankersWorksite® division is on track for a record year of new sales which will further promote our diversification efforts.  Additionally, our property and casualty operations continue to perform well and had one of the best quarters on record. Our Company remains strong and firmly committed to delivering our superior service to policyholders, employers, and agents in these unprecedented times.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense, which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation files with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited; In thousands, except per share data)	2020	2019	2020	2019
Insurance premiums
Life and health	$30,675	$30,715	$61,303	$61,691
Property and casualty	15,824	14,754	30,746	28,560
Insurance premiums, net	46,499	45,469	92,049	90,251

Net investment income	1,850	2,313	3,889	4,647
Realized investment gains, net	-	610	249	1,995
Unrealized gains (losses) on equity securities, net	1,355	(5,337)	(7,100)	1,152
Other income	33	72	60	100

Total revenue	49,737	43,127	89,147	98,145

Insurance benefits and losses incurred
Life and health	17,055	24,288	41,104	50,552
Property and casualty	10,021	9,863	19,555	18,906
Commissions and underwriting expenses	10,854	11,509	23,480	22,524
Interest expense	414	545	890	1,091
Other expense	3,112	2,511	6,064	5,376

Total benefits and expenses	41,456	48,716	91,093	98,449

Income (loss) before income taxes	8,281	(5,589)	(1,946)	(304)
Income tax expense (benefit)	1,749	(1,163)	(391)	(40)

Net income (loss)	$6,532	$(4,426)	$(1,555)	$(264)

Earnings (loss) per common share (basic)	$0.31	$(0.22)	$(0.09)	$(0.02)
Earnings (loss) per common share (diluted)	$0.30	$(0.22)	$(0.09)	$(0.02)

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$6,532	$(4,426)	$(1,555)	$(264)
Income tax expense (benefit)	1,749	(1,163)	(391)	(40)
Realized investment gains, net	-	(610)	(249)	(1,995)
Unrealized (gains) losses on equity securities, net	(1,355)	5,337	7,100	(1,152)

Non-GAAP Operating income (loss)	$6,926	$(862)	$4,905	$(3,451)

Selected Balance Sheet Data	June 30, 2020	December 31, 2019

Total cash and investments	$283,254	$281,530
Insurance subsidiaries	276,585	274,730
Parent and other	6,669	6,800
Total assets	385,737	377,626
Insurance reserves and policyholder funds	204,711	201,906
Debt	33,738	33,738
Total shareholders' equity	123,894	118,394
Book value per common share	5.79	5.51
Statutory capital and surplus
Life and health	34,735	35,546
Property and casualty	45,927	45,827